Exhibit 23.1
Consent of Independent Public Registered Accounting Firm
      We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the CoStar Group, Inc. Employee Stock Purchase Plan of our reports dated February 15, 2006 with respect to the consolidated financial statements of CoStar Group, Inc., CoStar Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CoStar Group, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
McLean, VA
July 11, 2006